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                                                                    Exhibit 11.1


                             @ENTERTAINMENT, INC.
             STATEMENT REGARDING CALCULATION OF PER SHARE EARNINGS
             For the years ended December 31, 1995, 1996, and 1997
              and the three months ended March 31, 1997 and 1998
                    (in thousands, except per share data)



                                                                             Three Months
                                           Year ended December 31,          ended March 31,
                                       -------------------------------     -------------------
                                          1995      1996       1997          1997      1998


Net loss applicable to
  common shareholders................. $ (1,289)  $ (7,676)  $(91,066)     $(4,551)  $(17,296)

Basic weighted average number of......
  common shares outstanding...........   11,037     17,271     24,771       18,948     33,310

Nominal issuance......................    2,437        346        --           --         --
                                       -------------------------------     -------------------
                                         13,474     17,617     24,771       18,948     33,310
                                       -------------------------------     -------------------
Net loss per share.................... $ (0.10)   $ (0.44)   $  (3.68)     $ (0.24)  $  (0.52)
                                       -------------------------------     -------------------
                                       -------------------------------     -------------------
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